<Stamp:
FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA
JAN 28 1994
Cheryl A. Lau, Secretary of State>
/s/ Cheryl A. Lau>



                   CERTIFICATE OF INCORPORATION

                                OF

                FIRST NATIONAL HOLDING CORPORATION


THE UNDERSIGNED, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the general Corporation Law of the State of Nevada, does hereby certify as follows:

FIRST:     The name of the Corporation is FIRST NATIONAL HOLDING CORPORATION.

SECOND:     The registered office of the Corporation is to be located at 3750
S Arville, in the city of Las Vegas, in the county of Clark, in the state of Nevada. The name of its registered agent at that address is Paul J. Angelo.

THIRD:   Duration is perpetual.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Nevada.

FOURTH: The total number of shares of stock which the Corporation is authorized to issue is Fifty Million (50,000,000) shares of Common Stock all of which shall have a par value of .001.

FIFTH:   The name and address of the Directors are as follows:

NAME                   ADDRESS
----                   --------
N. Murray Modlin       2829 West NW Highway
                       Site 940
                       Dallas, Texas 75220

Wayne Coverdale        103 Sheffield Place
                       London. KY 407641

Mark O. Justus         728 Emory Street
                       Harriman, TN. 37748

Wendy Ames             3339 Nogales
                       Dallas, Texas 75220

          FIRST NATIONAL HOLDING CORPORATION of NEVADA
                           Page 2


SIXTH:

The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(l) The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the by-laws. Election of directors need not be by waiver unless the by-laws so provide

(2) The Board of Directors shall have power without the consent or vote of the stockholders to make, alter, amend, change, add to or repeal the by-laws the Corporation, to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens and all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits, and to fix the times for the declaration and payment of dividends.

(3) The Directors in their desecration may submit any contract or ad for approval or ratification at any annual meeting or the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote there at (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interest or for any other reason.

(4) In addition to the powers and authorities herein before or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Nevada, of this Certificate, and to any by-laws from time to time made by the stockholders; provided however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-laws had not been made.

          FIRST NATIONAL HOLDING CORPORATION of NEVADA
                      Page 3

SEVENTH:     The Corporation shall, to the full extent permitted by Nevada
General Corporation Law, as amended from time to tlme, imdemnify all persons whom it may indemnify pursuant thereto.

EIGHTH:     The Corporation reserves the right to amend alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power

IN WITNESS WHEREOF.   I hove hereunto set my hand and seal

                              /s/ N. Murray Modlin
                              ---------------------
                                  N. Murray Modlin

STATE OF TEXAS
COUNTY OF DALLAS

     This instrument was acknowledged before me on the 26th day of January, 1994 by N. Murray Modlin who personally appeared before me.

                                /s/ Glenna Sotos
                                ------------------------
                                  Notary Public, State of Texas
                                  Notary's Name Printed: Glenna Sotos
                                  Notary's Commission Expires: 11-1-97


                                /s/ Wendy Ames
                                -----------------------------
                                    Wendy Ames



STATE OF TEXAS

     This instrument was acknowledged before me on the 26th day of January, 1994 by Wendy Ames who personally appeared before me.


                                  Notary Public, State of Texas
                                  Notary's Name Printed: Glenna Sotos
                                  Notary's Commission Expires:

<Stamp appears here:
Received
JAN 28 1994
Secretary of State>